EXHIBIT 99.1

Investor Relations Contacts:	Public Relations Contact:

John V. Harker	John Fread
Chief Executive Officer	Global Public Relations
InFocus Corporation	InFocus Corporation
(503) 685-8602	(503) 685-8170

Mike Yonker

Chief Financial Officer

InFocus Corporation

(503) 685-8603

InFocus® Announces Second Quarter 2003 Financial Results

WILSONVILLE, Ore., July 23, 2003 – InFocus® Corporation (Nasdaq: INFS)(OSE: IFC) today announced second quarter revenues of $134.3 million and a net loss of $40.2 million, or ($1.02) per share.

GAAP Earnings Comparison

The second quarter net loss is $40.2 million compared to the first quarter net loss of $12.5 million.  The company had net income of $1.1 million in the second quarter of 2002.  Year to date, the net loss is $52.6 million compared to a net loss of $6.7 million in the first half of 2002.  Net loss per share for the quarter was ($1.02), compared to ($0.32) in the first quarter and net income per share of $.03 in the second quarter of 2002.  Year to date, the net loss per share is ($1.34) compared to ($0.17) in the first half of 2002.

Earnings Comparison Excluding Restructuring Charges

The second quarter net loss includes a restructuring charge of $3.7 million compared to a $1.3 million restructuring charge in the second quarter of 2002.  Excluding these charges from the GAAP net loss results in a pro forma net loss of $36.5 million for the second quarter and $48.9 million year to date compared to pro forma net income of $2.0 million for the second quarter of 2002 and a pro forma net loss of $5.8 million for the first half of 2002.  The pro forma net loss per share for the quarter was ($.93), compared to a net loss per share of ($.32) in the first quarter and pro forma net income per share of $.05 in the second quarter of 2002.  Year to date, the pro forma net loss per share was ($1.24) compared to ($.15) in the first half of 2002.

Quarterly Revenue and Unit Comparisons

Second quarter revenues of $134.3 million decreased 7 percent from first quarter revenues of $145.1 million and decreased 19 percent from $165.0 million in the second quarter of 2002.  Unit shipments in the second quarter were up 2 percent compared to the first quarter and up 12 percent compared to the second quarter of 2002.

“As highlighted in our pre-release on June 24, 2003, revenues, margins and earnings were expected to be lower than original estimates for the second quarter of 2003 due to aggressive price competition from oversupply conditions, a significant mix shift towards value priced SVGA products and a weaker US dollar during the quarter.  In addition, gross margins were negatively impacted by the write down of inventory and higher than expected warranty costs during the quarter,” said John V. Harker, Chairman, President and CEO.   “Industry business fundamentals are changing rapidly with

improved product performance and reduction of ASPs, and therefore it has become necessary to revisit estimated useful lives for certain longer lived assets such as spare parts inventories, “ added Harker.

“We increased our unit shipments 2 percent from the first quarter and preliminary indications are we maintained our global market share during the quarter despite the decline in revenue and not being able to ship product into China since mid May.  Our balance sheet continues to be strong and we increased our cash and marketable securities position $7 million during the quarter to $105 million with no debt,” Harker continued.

Operating expenses, exclusive of restructuring charges, were $34.5 million, a reduction of $1.7 million from $36.2 million for the first quarter and a reduction of $4.4 million from the second quarter of 2002.  The decline in operating expenses is a result of the actions taken to reduce the company’s cost structure through previously announced restructuring activities and lower bad debt expense recorded during the second quarter of 2003.

Income tax expense of $2.2 million was incurred in the quarter primarily as a result of recording a valuation allowance on foreign deferred tax assets due to larger than anticipated international operating losses in the first half of the year. The taxable loss incurred in the U.S. did not result in any tax benefit during the quarter as the company is in a net operating loss carry forward position for U.S. tax purposes.

Update on China

As previously reported, the importation of products for resale in the Chinese market by the company’s Shanghai China operation became the subject of an investigation by Chinese authorities during the second quarter.  In mid-May, these officials took action to effectively shut down our Chinese importation and sales operations during the investigation, negatively impacting revenues and margins during the quarter.

“We continue to cooperate fully with the investigation and are working legal, commercial, political and diplomatic avenues to resolve this situation in a timely and positive way,” said John V. Harker, Chairman, President and CEO.  “We have not been formally charged of any wrongdoing on our part and we continue to believe we have operated in a proper and lawful manner in China.  We also continue to explore alternatives to serving our customers and resuming sales of our products in China as soon as possible.  At this time it is not possible to predict when or how this matter will be resolved,” added Harker.

Restructuring Actions

As announced on April 30, 2003, during the second quarter the company took additional action to reduce costs and expenses in all areas of the company.  These actions included streamlining management positions, administrative and support functions and leveraging research and development investment through co-development efforts with contract manufacturers.  In addition, the company announced plans to outsource logistics and factory repair activities.  These actions resulted in the company recording a restructuring charge of $3.7 million in the second quarter primarily for severance related costs.  In addition, as previously announced, the company expects to record another restructuring charge of approximately $1.0 million for vacating manufacturing and warehouse space during the second half of 2003.

Outlook

Qualitatively, many of the factors impacting unit growth, revenue growth and gross margins in the second quarter are expected to continue to impact the company through the second half of the year.  Some of these factors are:

•                  Oversupply of product in the industry

•                  Aggressive pricing behavior in the market

•                  Uncertainty concerning the timing and method of resolving the situation in China

•                  Historic seasonal downturn in the third quarter in Europe partially offset by historic seasonal growth in the third quarter in government and education segments

The company is working hard to increase revenues, improve gross margins, reduce manufacturing overhead costs and operating expenses to return to profitability while maintaining or increasing unit market share.  While the company expects to maintain or gain unit market share in the remainder of 2003, predicting the extent and timing of the improvements to the company’s revenues and earnings for the third and fourth quarter is extremely difficult due to the above factors.  As a result, the company is not providing any specific revenue or earnings guidance for the third and fourth quarters at this time.

“While our recent financial performance has been very disappointing and the short term outlook remains challenging our cost reduction programs are underway and our strong balance sheet positions us to weather this storm.  We are committed to taking the actions necessary to return to profitability, retain our leadership position in the industry and take advantage of the substantial market growth opportunities ahead,” concluded Harker.

In accordance with SEC FR-59, we have attached a Statement of Reconciliation of GAAP Earnings.

The company will hold a conference call today at 11:00 a.m. eastern time. The session will include brief remarks and a question and answer period. The conference can be accessed by calling (800)-792-9296 (U.S. participants) or (706)-634-2419 (outside U.S. participants), or via live audio Web cast at www.infocus.com.  Upon completion of the call, the Web cast will be archived and accessible on our website for individuals unable to listen to the live telecast.  The conference call replay will also be available through July 25, 2003 by calling (800) 642-1687, ID #9885576.

This press release includes forward-looking statements, including statements related to anticipated revenues, gross margins, expenses, earnings, availability of components and subassemblies manufactured for the company, inventory, backlog and new product introductions.  Investors are cautioned that all forward-looking statements involve risks and uncertainties and several factors could cause actual results to differ materially from those in the forward-looking statements.  The following factors, among others, could cause actual results to differ from those indicated in the forward-looking statements: 1) in regard to revenues, gross margins, inventory and earnings uncertainties associated with market acceptance of and demand for the company’s products, the impact competitive and economic factors have on business buying decisions, dependence on third party suppliers and the impact of regulatory actions by authorities in the markets we serve; 2) in regard to product availability and backlog, uncertainties associated with manufacturing capabilities, availability of critical components and dependence on third party suppliers; and 3) in regard to new product introductions, ability of the company to make timely delivery of new platforms, uncertainties associated with the development of technology, uncertainties with product quality and availability with the transition to offshore contract manufacturing and the establishment of full manufacturing capabilities, dependence on third party suppliers and intellectual property rights.  Investors are directed to the company’s filings with the Securities and Exchange Commission, including the company’s 2002 Form 10-K, which are available from the company without charge, for a more complete description of the risks and uncertainties relating to forward looking statements made by the company as well as to other aspects of the company’s business.

About InFocus Corporation

InFocus® Corporation (Nasdaq: INFS) (OSE: IFC), the worldwide leader in digital projection technology and services, enhances thinking, learning and creativity in boardrooms, meeting rooms and classrooms and delivers superior home entertainment experiences by vividly projecting larger-than-life images from multiple sources including computers, DVD players, and PDAs. A recognized projection pioneer and innovator, InFocus provides the most comprehensive line of business and home projectors, projector management tools, wireless technology and projection engines.  From the smallest and lightest mobile projectors and feature-packed meeting room products to the finest and most compact home entertainment projection solutions, InFocus has garnered industry acclaim for design, functionality and intuitive solutions.  InFocus Corporation’s global headquarters are located in Wilsonville, Oregon, USA, with regional offices in EMEA and Asia.  For more information, visit the InFocus Corporation web site at www.infocus.com or contact the company toll-free at 800.294.6400 (U.S and Canada) or 503.685.8888 worldwide.

InFocus, Proxima and LP are registered trademarks and ASK and ScreenPlay are trademarks of InFocus Corporation,” and digital Light Processing” and “DLP” are trademarks of Texas Instruments

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InFocus Corporation

Consolidated Statement of Operations

(In thousands, except per share amounts)

	(Unaudited)		(Unaudited)
	Three months ended June 30,		Six months ended June 30,
	2003	2002	2003	2002

Revenue	$134,333	$165,035	$279,448	$321,955
Cost of sales	134,226	123,839	255,282	248,252
Gross profit	$107	$41,196	$24,166	$73,703

Operating expenses:
Selling and marketing	19,194	19,620	37,829	41,028
Research and development	8,392	9,278	17,462	18,247
General and administrative	6,947	10,048	15,419	22,363
Restructuring costs	3,700	1,318	3,700	1,318
	$38,233	$40,264	$74,410	$82,956

Income (loss) from operations	$(38,126)	$932	$(50,244)	$(9,253)

Other income (expense), net	128	674	827	(386)
Income (loss) before income taxes	(37,998)	1,606	(49,417)	(9,639)
Provision (benefit) for income taxes	2,153	482	3,198	(2,892)
Net income (loss)	$(40,151)	$1,124	$(52,615)	$(6,747)

Basic earnings (loss) per share	$(1.02)	$0.03	$(1.34)	$(0.17)

Diluted earnings (loss) per share	$(1.02)	$0.03	$(1.34)	$(0.17)

Basic shares outstanding	39,396	39,279	39,364	39,236

Fully diluted shares outstanding	39,396	39,714	39,364	39,236

InFocus Corporation

Consolidated Balance Sheets

(In thousands, except share amounts)

	June 30, 2003	December 31, 2002
	(unaudited)
Assets
Current Assets:
Cash, cash equivalents and restricted cash	$84,983	$104,230
Marketable securities	19,724	10,590
Accounts receivable, net of allowances	84,926	120,668
Inventories, net	114,507	114,773
Outsourced manufacturer receivables	10,764	17,912
Other current assets	37,244	46,894
Total Current Assets	352,148	415,067

Marketable securities	—	5,857
Property and equipment, net	41,523	45,681
Other assets, net	5,979	6,303
Total Assets	$399,650	$472,908

Liabilities and Shareholders’ Equity
Current Liabilities:
Accounts payable	75,074	107,429
Other current liabilities	40,923	41,687
Total Current Liabilities	115,997	149,116

Other Long-Term Liabilities	2,457	2,289

Shareholders’ Equity:
Common stock and additional paid-in capital	164,202	163,795
Other comprehensive income:
Foreign currency translation	19,105	8,874
Unrealized gain on equity securities	4,694	3,024
Retained earnings	93,195	145,810

Total Shareholders’ Equity	281,196	321,503

Total Liabilities and Shareholders’ Equity	$399,650	$472,908

InFocus Corporation

Reconciliation of GAAP Earnings

(In millions, except per share amounts)

	Second Quarter 2003		First Quarter 2003		Change
	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings

GAAP Earnings	$(1.02)	$(40.2)	$(0.32)	$(12.5)	$(0.70)	$(27.7)

Restructuring charges, net of income taxes (1)	$0.09	$3.7	$—	$—	$0.09	$3.7

Earnings excluding restructuring charges	$(0.93)	$(36.5)	$(0.32)	$(12.5)	$(0.61)	$(24.0)

	Second Quarter 2003		Second Quarter 2002		Change
	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings

GAAP Earnings	$(1.02)	$(40.2)	$0.03	$1.1	$(1.05)	$(41.3)

Restructuring charges, net of income taxes (1)	$0.09	$3.7	$0.02	$0.9	$0.07	$2.8

Earnings excluding restructuring charges	$(0.93)	$(36.5)	$0.05	$2.0	$(0.98)	$(38.5)

	Year-to-Date 2003		Year-to-Date 2002		Change
	EPS	Net Earnings	EPS	Net Earnings	EPS	Net Earnings

GAAP Earnings	$(1.34)	$(52.6)	$(0.17)	$(6.7)	$(1.16)	$(45.9)

Restructuring charges, net of income taxes (1)	$0.09	$3.7	$0.02	$0.9	$0.07	$2.8

Earnings excluding restructuring charges	$(1.24)	$(48.9)	$(0.15)	$(5.8)	$(1.09)	$(43.1)

(1)                                 The second quarter 2002 and year to date 2002 GAAP earnings reconciliations reflect restructuring charges, net of income taxes, using an effective tax rate of 30%.

The second quarter 2003 and year to date 2003 GAAP earnings reconciliations are not tax effected given that the Company is in a net tax loss carryforward position.

Note:  For additional financial information please visit our Investor Relations web site at infocus.com.